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                                                                     Exhibit 23a





The Board of Directors
McAlpine Refrigeration Limited



We consent to the incorporation by reference in the prospects constituting part of the registration statement on Form S-3 (No. 333-52987) and in the registration statements on Form S-8 (Nos. 333-44623, 333-44799, and 333-58359) and the inclusion of our report dated October 23rd, 1998, with respect to the consolidated Statement of Financial Position of McAlpine Refrigeration Limited and subsidiaries as of June 30, 1998 and 1997, and the related consolidated Statements of Financial Performance and Cash Flows for each of the years in the two year period ended June 30, 1998, which report appears in the Form 8-K/A of Hussmann International Inc. dated October 30th, 1998.





DELOITTE TOUCHE TOHMATSU
AUCKLAND, NEW ZEALAND
  Date: 30th October 1998